Exhibit 6.3


                MANAGEMENT SERVICES AND ADMINISTRATIVE AGREEMENT

     This MANAGEMENT SERVICES AND ADMINISTRATIVE AGREEMENT (this "Agreement") is made effective as of the 1st day of April 2003 (the "Effective Date"), by and between BioDelivery Science International, Inc., a Delaware corporation ("BDSI"), and Bioral Nutrient Delivery, LLC, a Delaware limited liability company ("BND").

     WHEREAS, BND has been formed to develop a technological means of delivering nutrients for the use and/or sale in the processed food and beverage industries; and

     WHEREAS, BDSI and BND desire to set forth in this Agreement certain terms and conditions relating to services to be performed by BDSI (through its employees) for BND (collectively, the "Services").

     NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge by the parties, the parties hereto agree as follows:

     1. Term; Termination. The term of this Agreement shall begin as of the Effective Date and, unless sooner terminated in accordance with subsections (a),
(b) or (c) of this Section 1 or any other provision of this Agreement, shall continue until April 1, 2004 (such term, the "Initial Term"). This Agreement will terminate at the conclusion of the Initial Term. At such time, BDSI and BND will evaluate the need for continuation of the provision of the Services by BDSI.

     Notwithstanding the foregoing, this Agreement may be terminated at any time in the following circumstances:

     (a) BDSI, in its sole and absolute discretion, may at any time cancel this Agreement upon thirty (30) days prior written notice to BND;

     (b) If either party commits a material breach of this Agreement, and such material breach is either not curable or is curable but remains uncured for thirty (30) days after written notice of such material breach is delivered to the breaching party, then the non-breaching party may immediately terminate this Agreement by providing the breaching party with written notice of such termination. The right of termination provided in this Section 1(b) is not exclusive of any remedies to which either party may otherwise be entitled at law or in equity in the event of a breach of this Agreement.

     (c) In the event that either party hereto (i) becomes insolvent or shall cease to pay its debts when due; or (ii) is found bankrupt by any judicial, administrative or other appropriate agency having jurisdiction, whether voluntary or involuntary, and such insolvency is not corrected or such bankruptcy declaration is not vacated within thirty (30) days, then the other party shall have the right to immediately terminate this Agreement by providing the bankrupt/insolvent party written notice of such termination.



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     2. Engagement; BDSI Employees. BND hereby engages BDSI as an independent contractor to perform the Services during the Initial Term, and BDSI accepts such engagement. BDSI will be responsible for the selection, hiring and termination of the employees listed on Schedule A. BDSI will further be responsible for the provision to such employees of all compensation and benefits to such employees and the administration all employee-related programs (including, without limitation, payroll and withholding). An employee of BDSI who is providing Services to BND hereunder shall be allowed to simultaneously provide services to BDSI.

     3. Lease of Space.

     (a) Commencing on and as of the Effective Date, and continuing on a month-to-month basis thereafter for the duration of the Initial Term, BDSI shall sublease to BND (the "Intercompany Lease") a portion of the real estate leased by BDSI at 185 South Orange Avenue, Administrative Building No. 4, Newark, NJ 07103 (the "BDSI Leased Space"). The portions of the BDSI Leased Space subject to the Intercompany Lease may, depending on the occupancy requirements of BND, fluctuate from time to time during the term of the Intercompany Lease. On not less than a quarterly basis commencing with the calendar quarter beginning April 1, 2003, BDSI and BND shall determine in good faith the portion of the BDSI Leased Space then occupied by BND (the "BND Occupied Space") for purposes of the payment obligations of BND set forth in Section 3(b) below.

     (b) The monthly rent payable by BND under the Intercompany Lease shall be equal to (i) BND's proportionate share, based on the then current BND Occupied Space, of the monthly out-of-pocket cost to BDSI for all utilities (other than telephone and telecom services), taxes and maintenance, cleaning, security and repair fees paid by BDSI with respect to the BDSI Leased Space and (ii) BND's proportionate share, based on usage, of the monthly out-of-pocket cost to BDSI for the provision of third party telephone and telecom services to BND

     (c) The Intercompany Lease will continue on a month-to-month basis and shall terminate on April 1, 2004, unless earlier terminated by BDSI or BND on at least thirty (30) days prior written notice.

     4. Consideration; Expenses. BDSI shall provide the Services to BND in consideration of the future benefits to inure to BDSI's through its ownership of equity interests in BND and its licensing of certain technology rights to BND. In the event that BDSI incurs evaluation, research or development costs on behalf of BND in connection with a potential licensing program with a third-party, BND shall reimburse such costs to BDSI on a case by case basis only if a final license agreement is signed with such third-party. BND shall reimburse BDSI for such costs promptly following the execution of any such license agreement.

     5. Confidential Information. BDSI acknowledges that the information, observations and data relating to the business of BND and the Services performed hereunder ("Confidential Information") are the property of BND, regardless of how, when or in what capacity BDSI obtained any such Confidential Information, and shall use such Confidential Information only for the purposes set forth in this Agreement, and shall not knowingly disclose such Confidential Information to any other person, firm or corporation (except as required by law, rule or regulation applicable to BDSI) without the prior written consent of BND, unless and to the extent that such Confidential Information: (i) shall have otherwise become publicly available other than as the result of a disclosure by BDSI in breach hereof, (ii) becomes available to BDSI on a

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nonconfidential basis from a source other than BND which BDSI believes is not prohibited from disclosing such information to BDSI by obligation to BND, (iv) is known by BDSI prior to its receipt from BND without any obligation of confidentiality with respect thereto, or (v) is developed by BDSI independently of any disclosures made by BND to BDSI of such information. The parties agree that the covenant described above regarding Confidential Information shall survive the termination of this Agreement for a period of five (5) years. BDSI
(A) covenants to inform any officers or employees of BDSI who perform Services to BND of the terms of this Section 4 and (B) shall be liable for the breach by such persons of the terms of this Section 4.

     6. Representations and Warranties. Each of the parties represents and warrants that (a) it is duly incorporated, formed or organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with full power, authority and legal right to execute, deliver and perform its obligations under this Agreement; (b) this Agreement has been duly authorized, executed and delivered and is a legal, binding obligation, enforceable in accordance with its terms; (c) there are no actions, suits or proceedings pending or threatened that if determined adversely to the party would have a material adverse effect on the financial condition or operation of such party, and (d) that it will perform its obligations hereunder in accordance with applicable laws.

     7. Disclaimer of Other Warranties. THE SERVICES ARE PROVIDED TO BND "AS IS". EXCEPT FOR ANY EXPRESS WARRANTIES MADE BY BDSI UNDER THIS AGREEMENT, BDSI MAKES NO WARRANTIES OR REPRESENTATIONS, INCLUDING BUT NOT LIMITED TO ANY EXPRESSED OR IMPLIED WARRANTIES ABOUT THE MERCHANABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, SYSTEM INTEGRATION, OR DATA ACCURACY ABOUT ANY ITEM OR SERVICE PROVIDED TO THE COMPANY PURSUANT TO THE TERMS HEREOF.

     8. Compliance With Laws. Both parties shall comply with all federal, state and local laws, statutes, rules, regulations and ordinances in any way related to this Agreement.

     9. Trademarks. No right or license to any name, trade name, trademark or service mark or other identity owned by either of the parties hereto shall be deemed to be granted to the other by any provision hereof or construed from the performance of this Agreement by either party.

     10. Further Assurances. Each of the parties covenants and agrees to execute and deliver such additional instruments and other documents and shall take such reasonable further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement.


     11. Indemnification.

     (a) Indemnification by BDSI. BDSI shall defend, indemnify and hold BND, its officers, members, directors, employees and consultants harmless from and against any and all claims, suits or demands, threatened or filed ("Claims") for liability, damages, losses, costs

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and expenses (including the costs and expenses of attorneys and other professionals), at both trial and appellate levels, arising from or relating to
(i) breach of the representations, warranties, agreements and obligations of BDSI hereunder and (ii) the Services provided to BND pursuant to this Agreement. The foregoing indemnification shall not apply to any Third Party Claims to the extent are caused by the negligence of BND.

     (b) Indemnification by BDSI. BND shall defend, indemnify and hold BDSI, its officers, directors, employees and consultants harmless from and against any and all Claims for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals), at both trial and appellate levels, relating or arising out of breach of the representations, warranties, agreements and obligations of BND hereunder. The foregoing indemnification shall not apply to any Claims to the extent caused by the negligence of BDSI.

     (c) Notice. In the event that either party seeks indemnification under Sections 11(a) or (b), the party seeking indemnification agrees to (i) promptly inform the other party of the Claim, (ii) in the case of a third party claim (A) permit the other party to assume direction and control of the defense or claims resulting therefrom (including the right to settle it at the sole discretion of that Party), and (B) cooperate as reasonably requested (at the expense of that party) in the defense of the Claim.

     12. Non-Assignment; Successors. This Agreement shall be binding upon and shall inure to the benefit of BND and its successors and permitted assigns and shall be binding upon and shall inure to the benefit of the BDSI and its successors and permitted assigns. Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other party.

     13. Severability. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction or under any statute, regulation, ordinance, or other rule of law, such provision shall be deleted or modified, at the election of the parties, but only to the extent necessary to comply with such ruling, statute, regulation, ordinance or rule, and the remaining provisions of this Agreement shall remain in full force and effect.

     14. Notices. Any notice, request, demand or other communication given under this Agreement shall be in writing and shall be deemed sufficiently given either: (i) upon the date received by the intended recipient if delivered by hand, overnight courier, or via facsimile, provided confirmation of receipt is retained; or (ii) three (3) days following the date deposited in the United States Mail, certified with return receipt requested, postage prepaid, in either case addressed to the recipient at such address as may be provided by the recipient for the receipt of notices.


     15. Relationship of Parties. Nothing contained in this Agreement shall be construed as constituting BDSI or BND as the franchiser, franchisee, partner, broker, joint venturer or agent of the other. Each party is an independent contractor and neither has nor shall have any power, right or authorization to bind the other or to assume or create any obligations or responsibilities, express or implied, on behalf of the other or in the other's name.


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     16. Captions; Interpretation. The section headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms of this Agreement are the product of negotiation between the parties and are not to be construed as being drafted solely by one party, and no presumption is to arise therefrom in favor of either party.

     17. No Third Party Beneficiaries. This Agreement is entered into solely between and may only be enforced by the parties hereto. This Agreement shall not be deemed to create any rights in any third parties, including any employees, vendors or independent contractors of BDSI, or to create any obligations of a party to any third parties.

     18. Entire Agreement; Non-Waiver. This Agreement sets forth the entire understanding of the parties hereto and constitutes the entire Agreement between the parties with respect to the matters contained herein, and supersedes all prior oral or written representations, proposals, correspondence, discussions, negotiations and agreements. No change, modification, waiver, agreement or understanding, oral or written, in any way purporting to waive or modify the terms hereof shall be binding on either party hereto unless contained in a written document expressly described as an amendment to, waiver of or extension of this Agreement and unless such document is duly executed by both parties. A waiver by either party of any breach or failure to enforce any term or condition of this Agreement shall not in any way affect, limit or waive such party's right at any time to enforce strict compliance with that or any other term or condition of this Agreement.

     19. Choice of Law. This Agreement shall be construed according to the laws of the State of New Jersey without regard to its conflict of laws provisions or any other provision of New Jersey law that would require or permit the application of the substantive law of any other jurisdiction to govern this Agreement.

     20. Counterparts. This Agreement may be signed in two counterparts and by facsimile, each of which shall be an original and, which taken together shall constitute one instrument.



                            [signature page follows]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                              BIODELIVERY SCIENCES INTERNATIONAL, INC.


                              By:  /s/ Francis E. O'Donnell, Jr.
                                   ----------------------------------------
                                    Name:  Francis E. O'Donnell, Jr., M.D.
                                    Title:    President and CEO


                               BIORAL NUTRIENT DELIVERY, LLC


                               By: /s/ James A. McNulty
                                   ----------------------------------------
                                    Name:  James A. McNulty
                                    Title:   Secretary, Treasurer and CFO






                              [Schedule A Follows]



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                                   SCHEDULE A

                                    SERVICES


BDSI will provide the following Services to BND:

     1. Frances E. O'Donnell, Jr. and James A. McNulty, BDSI's CEO and CFO, respectively, will spend approximately twenty percent (20%) of their professional time attending to the affairs of BND. Such persons shall undertake the following on behalf of BND: (i) structure and enter into research and development and/or evaluation agreements relating to the technology licensed from BDSI; (ii) structure and enter into sublicense agreements relating to the technology licensed from BDSI; (iii) supervise research projects and (iv) manage outlicensing relationships.

     2. Scientific and technical services and personnel, including research and development of BDSI's licensed encochleation technology for use in the food and beverage processing sector.

     3. Accounting, bookkeeping, internal auditing, and payroll services, including advice related thereto, such services and advice to be provided by, or under the supervision of, BDSI's internal accounting, auditing and payroll staff. Preparation or supervising the preparation of any tax returns or other documents required or which may be filed with any federal, state, local or foreign government or other governmental authority, instrumentality or subdivision thereof.

     4. Assistance in organizational matters, assistance in preparation of financial reports related to the operation of BND, employee compensation, incentive and retirement plans.

     5. Human resources and personnel advice and services, including, but not limited to, providing or supervising the performance of the administration of employee insurance plans, retirement plans, and other employee benefit plans so long as same are substantially similar to those which are provided by BDSI to its own employees.

     6. Management information and data processing services, including, but not limited to, providing or supervising software and hardware selection and maintenance.

     7. Providing or supervising the provision of legal advice and services, including, but not limited to, assistance with respect to claims that become or may become the subject of litigation, supervising the preparation and review of documents involving loans, financing transactions, employment and employee benefits matters, real estate matters, contractual documents, documents relating to any applicable reporting requirements promulgated by any federal, state, local or foreign government or other governmental authority, instrumentality or subdivision thereof, consultation related to legal and administrative proceedings, and consultation related to compliance with applicable laws and regulations; provided, that all lawyers providing legal services to BND shall do so as counsel to BND.